Exhibit 10.46

QLIK TECHNOLOGIES INC.

ANNUAL INCENTIVE CASH BONUS PLAN1

1.	PURPOSE OF THE PLAN

This Qlik Technologies Inc. (the “Company”) Annual Incentive Cash Bonus Plan (the “Plan”) is established to provide incentives to attract, retain, motivate and reward executive officers and other key employees who are responsible for providing leadership to the Company as it attains its significant business objectives. The purpose of the Plan is to align management’s efforts with the strategic goals of the Company through competitive annual cash incentive opportunities.

The Plan will be effective beginning with fiscal year 2012 and thereafter during such periods as the Company may from time to time grant bonus awards under it (each such performance period, whether or not coterminous with a fiscal year, is referred to as a “Plan Year”). Unless and until the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines otherwise, this Plan will be operated through a series of fiscal year-based Plan Years beginning at the start and ending on the last day of each Company fiscal year.

2.	ELIGIBILITY AND PARTICIPATION

For each Plan Year, the Committee shall select the individuals who will be granted awards under the Plan from among the executive officers and other key employees (each such eligible individual, an “Employee”) of the Company and/or its subsidiaries (each selected Employee, a “Participant”).

No person shall be entitled to any bonus under this Plan for a Plan Year unless the individual is designated by the Committee as a Participant for that Plan Year. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion.

Notwithstanding that an Employee has been designated as a Participant in the Plan with respect to a Plan Year, and unless otherwise specified by the Committee, an Employee shall cease to be eligible to receive or be paid under Plan awards if he or she is not a regular full-time Employee as of both the first day of the Plan Year (which, for an Employee made a Participant after the start of the Plan Year, shall be treated as the date on which he or she was first designated as a Participant with respect to that Plan Year) and the last day of the Plan Year.

3.	AWARD TERMS

Each Plan Year, the Committee, in its sole discretion, may establish in writing (including through minutes of a Committee meeting or a written consent evidencing action taken by the Committee): (i) the duration of the Plan Year, (ii) the Employees selected as Participants, either by name or by position, (iii) any conditions and/or objectives and if applicable the target performance level associated therewith, that apply to an award with respect to the Plan Year, (iv) the Target Award for a Participant, and (v) a Payout Formula or other method under which a Participant’s Actual Award will be determined. The Committee may from time to time in its sole discretion pay bonuses that do not incorporate specified performance objectives or are paid to recognize and reward prior performance or services.

In communicating the details of an award to a Participant, the Company shall generally provide a written description of the award, using the award agreement form attached hereto or such other form as it may from time to time determine appropriate. The following terms used in this Plan or in an award agreement are defined as follows:

[1]	Awards made under this Annual Incentive Cash Bonus Plan are not intended to qualify as performance-based compensation under Internal Revenue Code §162(m).

“Target Award” refers to the amount of the bonus award to which the Participant will become entitled if the conditions to payment are achieved at the target level. The amount of a Target Award may be expressed as a dollar amount, a percentage of base salary, or such other formulation as the Committee may specify.

“Actual Award” refers to the amount of the bonus to which a Participant becomes entitled based upon, if applicable: (i) the extent to which the conditions to payment are achieved and (ii) the Payout Formula applicable to his or her bonus award. The Actual Award to which a Participant may become entitled may be greater or lesser than his or her Target Award for a Plan Year, depending upon whether or not the Payout Formula includes the possibility of adjustments from the Target Award as a result of under- or over-achievement of performance objectives.

“Payout Formula” refers to a formula determined by the Committee when it establishes a Plan award that shall be applied to determine the Actual Award that will be paid to the Participant. A Payout Formula may (a) be based on a comparison of each specified performance objective to actual performance, (b) provide that the Actual Award will equal the Participant’s Target Award if the performance objectives for the Plan Year are achieved at the target level, and (c) provide for an Actual Award in an amount that is greater than or less than the Participant’s Target Award, to the extent that actual performance exceeds or falls below the target level, based upon such terms and conditions as the Committee shall establish. A Payout Formula may also include other features that could increase or decrease the amount of the Actual Award from the Target Award, including by way of example (i) a requirement that all applicable performance objectives be achieved before any payment is earned or, alternatively, that each achievement of an applicable performance objective results in payment of a specified percentage of the Target Award without regard to whether or not other performance objectives have been achieved, or (ii) multipliers or discounts based upon the extent to which performance objectives are achieved.

4.	PERFORMANCE GOALS

The Committee may in its discretion apply any performance metric or other objective to a Plan award and need not apply the same objectives from Plan Year to Plan Year or from Participant to Participant in a given Plan Year.

The Committee may adjust (in a manner deemed appropriate by the Committee which may include a material variance from the Payout Formula) any evaluation of actual performance under an award to with respect to any of the following events that occurs with respect to a Plan Year: (A) the effects of currency fluctuations; (B) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Company press release or Form 8-K filings relating to an earnings announcement; (C) asset write-downs; (D) litigation or claim judgments or settlements; (E) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (F) accruals for reorganization and restructuring programs; (G) effects of acquisition and dispositions; (H) deviations in actual financial results from guidance the Company from time to time provides to the public; and (I) any extraordinary or unusual items in accordance with U.S. GAAP.

5.	DETERMINATION OF ACTUAL AWARD

Within 70 days following the end of the Plan Year and prior to payment, the Committee will determine the extent to which the conditions or objectives applicable to a Participant’s award for the Plan Year have been achieved, including if applicable under the Payout Formula the extent to which over- or under-achievement occurred. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance, or on such other basis, as the Committee in its sole discretion shall determine. Notwithstanding any Payout Formula or any contrary provision of the Plan, the Committee may in its discretion reduce or eliminate payment of any amount to a Participant under the Plan if it determines that such reduction or elimination is in the best interest of the Company or its stockholders.

6.	BONUS PAYMENT

Amounts earned under the Plan will generally be paid by March 15th of the year following the Plan Year. In all events, except to the extent otherwise permitted under Code Section 409A, amounts earned under the Plan will be paid within the “short-term deferral” period established under Code Section 409(A) (generally by the 15th day of the third month following the end of the tax year during which the Participant’s right to be paid the amount is no longer subject to a substantial risk of forfeiture), provided that a delay in payment permitted under Treas. Reg. §1.409A-2(b)(7)(i) will not be deemed to violate this clause (b).

7.	ADMINISTRATION OF THE PLAN

The Committee shall have full power to administer and interpret the Plan and, in its sole discretion, may establish or amend rules of general application for the administration of the Plan, including without limitation the power to (a) determine which employees are eligible to participate in the Plan, (b) determine the terms and conditions of the bonus awards granted hereunder, (c) determine, if applicable, after the completion of the Plan Year the extent to which objectives applicable to awards have been achieved, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, (e) interpret, amend or revoke any such rules, and (f) delegate to a separate committee of the Board and/or to one or more executive officers its authority hereunder to grant bonus awards with respect to non-Section 16 officer key employees. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the officers of the Company.

The Committee may delegate its administrative tasks to Company employees or others as appropriate for proper administration of the Plan; provided that it may not delegate any task that the Committee itself is required to perform under laws or regulations that the Committee may determine to apply to Plan awards.

8.	PAYMENT IN THE EVENT OF CERTAIN TERMINATION CIRCUMSTANCES

The Committee, in its sole and absolute discretion may, but is not required to, make a full or pro-rated bonus payment to a Participant for a Plan Year in the event of termination of the Participant’s employment during the Plan Year.

9.	NON-ASSIGNABILITY

No bonus or right to a bonus under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to transfer, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

10.	NO EXPANSION OF PARTICIPANT’S RIGHTS

Nothing in the Plan or in any notice of any bonus pursuant to the Plan shall confer upon any person the right to participate or continue to participate in this Plan, the right to continue in the employment of the Company or one of its subsidiaries or affiliates nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any person. Except as otherwise required under applicable local law, it is expressly agreed and understood that the employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment contract with the Company or a subsidiary, in accordance with the terms and conditions of the Participant’s employment agreement. There is no obligation for uniformity of treatment of Participants under this Plan. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for purposes of calculating any benefits unrelated to this Plan, including without limitation any end-of-service or overtime premiums; pension or retirement benefits; termination, severance or redundancy payments; or other similar benefits.

11.	AMENDMENT OR TERMINATION

The Company reserves the right in its Board (or a duly authorized committee thereof) to amend, suspend or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, however, that except as set forth in Section 5 above and in the second paragraph of Section 13 below, no such action shall without the consent of the Participant alter or impair a Participant’s right to receive payment of a bonus otherwise fully earned and payable hereunder.

12.	SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

13.	TAX MATTERS; FUNDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state and/or local income or other taxes incurred by reason of payments pursuant to the Plan, including to reduce such payments by the withholding amount, and to report any amounts paid or payable under this Plan.

The Plan and awards under it are intended to be exempt from application of Code Section 409A. To the maximum extent permitted, this Plan shall be construed and interpreted in a manner consistent with the intent described in the preceding sentence. To the extent that any award under the Plan is subject to Code Section 409A, the terms and administration of the award shall comply with the provisions of such Section, applicable IRS guidance and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee.

Each payment made under this Plan shall be paid solely from the general assets of the Company and/or its subsidiaries. This Plan is unfunded and unsecured, and the making of an award under it will not be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of any amount other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

14.	GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

15.	CHANGE OF CONTROL

All obligations of the Company with respect to awards granted under this Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, assets or stock of the Company. The Committee may (but need not) specify with respect to any awards granted under the Plan that the right to payment of all or a portion of the bonus amounts thereunder shall become due and payable in the event of or in connection with any such transaction.

16.	PARTICIPANTS OUTSIDE THE UNITED STATES

Notwithstanding anything to the contrary set forth in this Plan, the Committee may vary from the terms set forth above to accommodate the requirements of the laws of any country applicable to the Participant’s participation in this Plan.